Coty 1Q23 Results Exceed Expectations and Guidance

Sales Growth Well Ahead of Beauty Market, with Strong Gross Margin and Profit Expansion
Prestige Double-Digit Sell-Out Growth Continues to Lead, Fueled by Strong Fragrance Demand
FY23 Revenue and Profit Reaffirmed
Committed to Leverage Towards 4x Exiting CY22 and Towards 3x Exiting CY23
Advancing ESG Strategy, with Top Quartile ESG Rating from Sustainalytics

NEW YORK - November 8, 2022-- Coty Inc. (NYSE: COTY) ("Coty" or "the Company") today announced its results for the first quarter of fiscal year 2023, ended September 30, 2022. The Company continued to deliver strong financial progress, with further execution across each of its strategic growth pillars.

Coty's Q1 sales performance was once again well ahead of the underlying beauty market, putting Coty amongst the best in its competitive set. Q1 sales increased 1% as reported including over 7% of FX headwinds, with sales up 9% on a LFL basis, which includes approximately 200 bps of negative impact from the Russia business exit. As a result, LFL sales growth surpassed the Company's upwardly-revised guidance, which called for +8-9% LFL growth adjusting for the impact of the Russia exit.

During the quarter, consumer demand for beauty products, particularly prestige fragrances, remained robust, with estimated sell-out in Coty's Prestige division growing in the low double digits1. This performance is ahead of the estimated sell-out in Coty's Consumer Beauty division growing in the mid-to-high single digits. At the same time, the Company delivered strong LFL growth across both divisions, with Prestige growth constrained due to industry-wide supply-chain pressures which were exacerbated by strong fragrance demand which has surpassed expectations, the impact of the Company's exit from Russia, and launch phasing.

Coty's Prestige business maintained its strong momentum in Q1, supported by a robust fragrance market and Coty's leading innovation. Q1 Prestige revenues declined 1% as reported and grew 7% LFL, which included approximately 300 bps of negative impact from Coty's exit from Russia. The growth in Prestige sales was also constrained by industry-wide fragrance component shortages as well as difficult growth comparisons in the prior year when Coty shipped several blockbuster launches. In Q1 Coty continued its track record of launching successful fragrance innovations, with the recently launched Gucci Flora Gorgeous Jasmine building on the momentum of last year's top-selling Gucci Flora Gorgeous Gardenia, elevating the Flora franchise to Top 10 in North America and Europe. Similarly, the launch of Burberry Hero EDP built on the success of Burberry Hero EDT, driving the Hero franchise to Top 10 in the U.S. and the highest market share for Burberry in the UK. The Company continued to expand its footprint on - and off-line across its three prestige cosmetics brands, even as the periodic lockdowns in China weighed on Coty's prestige cosmetics sales. Meanwhile, Coty continued to build momentum in its Lancaster skincare brand, with over 20% growth vs. the prior year period, in anticipation of its key brand initiatives in second half FY23.

Coty's Consumer Beauty business delivered strong Q1 results, supported by sustained market share momentum and strong activity. Consumer Beauty Q1 revenues grew 5% as reported and 12% LFL. While revenue growth in cosmetics and mass fragrances was broadly in-line to ahead of sell-out, the division was boosted by a strong launch pipeline and brand initiatives in its bodycare business, including adidas' Skin & Mind premium and sustainable bodycare range, Monange's silicone-free deodorant, and Bozzano's clinical range. During the quarter, the global mass beauty category grew at a moderate pace, while Coty continued to outperform the market and expand its market share on a global basis, marking 10 consecutive months of gains2.

Geographically, revenues grew in all regions on a constant currency basis. EMEA sales declined 3% as reported but grew 11% LFL fueled by significant Travel Retail momentum and double digit growth across most markets. Americas saw strong momentum in Brazil and Latin America, while the continued strength in U.S. demand was counter-balanced by supply constraints. Asia Pacific grew 6% as reported and 12% LFL, with strong momentum in Asia-ex-China and Travel Retail, while China revenues returned to growth YoY.

Despite the heightened inflationary environment and a higher contribution from the lower gross margin bodycare business, Coty continued to generate solid gross margin expansion in the quarter, while also maintaining an increased level of media activities to further drive revenue and sell-out growth. In Q1, reported gross margins expanded by 70 bps YoY to 63.9%, while adjusted gross margin grew 70 bps YoY to 64.1%, even as inflationary headwinds remained at ~2% of revenues in Q1. This solid gross margin expansion was driven by favorable pricing as well as trade spend improvement. Coty delivered Q1 reported operating income of $171.9 million, a 10x increase vs. the prior year period, and adjusted operating income of $249.6 million, reflecting robust 24% growth YoY. Adjusted EBITDA of $307.9 million also grew 11% YoY.
During Q1, Coty generated strong free cash flow of $88.2 million, driving Financial Net Debt lower to $4.2 billion at the end of the quarter. As a result, the financial leverage ratio of <4.5 exiting Q1 improved sequentially from the 4.7x at the end of the previous quarter, putting Coty well on track for its target to drive leverage towards 4x exiting CY22. The value of Coty's retained 26% Wella stake increased to approximately $1.0 billion at quarter-end, reflecting Wella's recent acquisition of a high-growth haircare brand. This supported Coty's Economic Net Debt at approximately $3.2 billion.

Commenting on the operating results, Sue Y. Nabi, Coty's CEO, said:

"Our strong Q1 results, in the midst of a complex external environment including ongoing component shortages, confirm the strength and resilience of Coty's brands, teams, strategy and operating model. This represents the ninth consecutive quarter of Coty reporting results in-line to ahead of expectations. The progress we continue to make should be evident across all key financial KPIs, from sales to gross margins and adjusted EBITDA to our deleveraging progress.

While Coty has certainly benefited from a resilient beauty category, I am particularly pleased that our balanced growth strategy remains in full force. We delivered robust growth across all of our regions, each of our key categories including fragrances, cosmetics, skincare and bodycare, and across both divisions. This has allowed us to again report sales growth well above the underlying beauty market and among the best in our competitive set.

Our strong topline delivery and gross margin expansion has enabled us to maintain our reinvestment in working media, and we remain committed to continuing this trajectory, particularly during the crucial Q2 holiday period. While FX has naturally weighed on our reported sales, I am pleased that the close alignment between our regional sales mix and regional cost mix have protected our profit delivery.

In addition, we continued to execute on each of our strategic pillars. In Consumer Beauty, we have continued the momentum, with the 10th consecutive month of share gains.

Our Prestige fragrance business also continued to deliver outstanding results, despite facing a very tough year-over-year comparison in Q1. We are continuing to witness the "fragrance index" at full force, as consumers turn to fragrances as mood-boosting and affordable luxuries in an uncertain environment.

In Prestige cosmetics, we continued to build out our footprint across our 3 brands Burberry, Gucci and Kylie Cosmetics.

As we shared in September, growing our Skincare business is a key strategic objective for us in the coming years. With Lancaster as a critical building block in this targeted growth, it is very encouraging that Lancaster sales grew over 20% in the quarter.

In Digital, our multi-pronged strategy continued to push Coty to the forefront, whether through viral social commerce successes around the Marc Jacobs Daisy Ever So Fresh launch, an exclusive, digital-first partnership between Max Factor and Chinese fashion brand Labelhood, or global success during Amazon Prime Week.

On China, our business returned to LFL growth despite the continued intermittent lockdowns, with no change in our view about the structural attractiveness of the Chinese beauty market in the coming years, led by premium offerings.

Finally, on our sixth strategic pillar, becoming a leader in sustainability, I am incredibly pleased that Coty's continued improvements in its ESG transformation, disclosures and policy-setting have been recognized by Sustainalytics. This leading rating agency recently raised our ESG rating, putting Coty in the top quartile of Personal Products companies. Our transformation does not end there, with a major milestone in our Social agenda with the recent announcement of Coty's market-leading gender-neutral global parental leave policy. With more updates soon to come on our Environmental agenda, we are excited by Coty's progress to date and journey ahead."

*Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.
1Based on fair market value, reflecting the Wella capital structure as of September 30, 2022.

1 Prestige sell-out based on sell-out data covering over 70% of the Company's Prestige sales base

2 Consumer Beauty global market share data available through August 2022

Highlights

•1Q23 net revenue trends were driven by strong LFL growth in both Prestige and Consumer Beauty, with sell-out growth in Prestige in the low double digits and sell-out growth in Consumer Beauty in the mid-to-high single digits.
•Reported operating income totaled $171.9 million in 1Q23.
•1Q23 adjusted operating income increased 24% to $249.6 million, with a margin of 18.0%, reflecting very strong 340 bps of margin expansion.
•1Q23 adjusted EBITDA grew 11% to $307.9 million, with a margin of 22.2%, delivering strong margin expansion of 190 bps.
•1Q23 reported EPS was $0.15. Adjusted EPS of $0.11 improved from $0.08 last year, despite a $0.04 negative impact on EPS from the mark-to-market on the equity swap.
•Savings totaled over $20M in Q1, with a clear roadmap to reach savings of approximately $170 million in FY23.
•1Q23 free cash flow was solid at $88.2 million.
•Financial Net Debt was $4.2 billion and Economic Net Debt totaled $3.2 billion at quarter end, with Coty remaining fully on track to drive financial leverage towards 4x exiting CY22

Outlook

Coty continues to see strong demand growth across nearly all markets, particularly in Prestige fragrances, with Coty maintaining strong launch activity in both Prestige and Consumer Beauty. At the same time, this robust demand is contributing to component shortages, which remain the primary limitation to near-term growth. The Company remains confident in its FY23 outlook, which is inline with its medium term growth algorithm.

Coty continues to target FY23 adjusted EBITDA of $955-965M based on current FX rates, relatively in-line with its medium term growth target of +9-11%, adjusting for the impact of the Russia exit.

Coty continues to expect FY23 adjusted EPS growth in the mid-teens to $0.32-0.33, which excludes any mark-to-market adjustments on the equity swap and assumes no significant changes in the current tax regulations. The Company continues to anticipate adjusted EPS growth acceleration in FY24 and beyond fueled by lower interest expenses as part of its deleveraging efforts, consistent with its medium-term targets.

The Company continues to expect FY23 revenues for the core business, adjusting for the impact of the Russia exit, to grow 6-8% LFL. The exit from Russia is estimated to negatively impact FY23 sales by approximately 2%. Based on current exchange rates, the Company anticipates FX headwinds on FY23 revenues of 6-8%.

With strong Q1 results, 1H23 core business LFL revenue growth trends are expected to be consistent with its annual growth target of +6-8%, with demand remaining robust in Q2 and component constraints the primary limitation to growth. Q2 sales results will include the impact from exiting the Russia business, estimated at approximately 3% of revenues, as well as an estimated FX headwind on sales of 7-9% at current rates, with more moderate impact on profit.

Coty continues to expect modest gross margin expansion in both Q2 and in FY23, despite the elevated inflationary environment.

In addition, the Company continues to target leverage towards 4x exiting CY22 based on CY22 adjusted EBITDA approaching $950M, and continues to expect leverage of approximately 3x exiting CY23 and 2x exiting CY25.

Financial Results*

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•1Q23 reported net revenues of $1,390.0 million increased 1% year-over-year, including a negative foreign exchange (FX) impact of 7%. LFL revenue increased 9%, driven by a 7% increase in Prestige and a 12% increase in Consumer Beauty. The exit from Russia represented ~2% headwind to total Coty LFL, a ~3% headwind to Prestige LFL, and a negligible impact to Consumer Beauty.

Gross Margin:
•1Q23 reported gross margin of 63.9% increased from 63.2% in the prior-year period, while adjusted gross margin of 64.1% increased from 63.4% in 1Q22. The increase was driven by pricing and improved trade spend, partially offset by COGS inflation.

Operating Income and EBITDA:
•1Q23 reported operating income of $171.9 million improved from a reported operating income of $17.2 million in the prior year due to a $77.1 million reduction in stock based compensation, higher gross profit, and a $15.9 million reduction in restructuring and other business realignment costs.
•1Q23 adjusted operating income of $249.6 million rose 24% from $200.5 million in the prior year, driven by higher sales and gross profit, and a $19.7 million reduction in depreciation expense. The adjusted EBITDA of $307.9 million increased 11% from the prior year. For 1Q23, the adjusted operating margin was 18.0%, a strong increase of 340 bps YoY while the adjusted EBITDA margin was 22.2%, increasing 190 bps YoY.

Net Income:
•1Q23 reported net income of $125.3 million increased from a net income of $103.0 million in the prior year, due to the increase in reported operating income and decrease in the tax provision, partially offset by a higher benefit in the prior year from a change in Wella's fair value.
•The 1Q23 adjusted net income of $92.7 million increased from $63.1 million in the prior year period, as the increase in adjusted operating income was partially offset by a $38 million negative impact from the mark-to-market on the equity swap, reflecting a lower Coty share price at the end of Q1 as compared to the beginning of the quarter.

Earnings Per Share (EPS) - diluted:
•1Q23 reported earnings per share of $0.15 increased from a reported earnings per share of $0.13 in the prior year due to the increase in reported net income.
•1Q23 adjusted EPS of $0.11 improved from $0.08 in the prior year due to the improvement in adjusted net income, despite a $0.04 headwind from the mark-to-market on the equity swap.

Operating Cash Flow:
•1Q23 cash from operations totaling $163.2 million decreased from $285.7 million in the prior-year period, reflecting higher working capital outflows, partially offset by an increase in net income on a cash basis.
•1Q23 free cash flow of $88.2 million declined from a free cash flow of $240.7 million in the prior year driven by the $122.5 million decrease in operating cash flow and a $30.0 million increase from timing of payments for capex.

Financial Net Debt:
•Financial Net Debt of $4,191.4 million on September 30, 2022, decreased from $4,265.2 million on June 30, 2022, driven by the free cash flow generation.

First Quarter Business Review by Segment*

Prestige
In 1Q23, Prestige net revenues of $863.4 million or 62% of Coty sales, decreased by 1% on a reported basis versus the prior year. On a LFL basis, Prestige net revenues delivered robust growth of 7%, which includes 300 bps of impact from the Russia exit, driven by strength across all regions including continued recovery in most EMEA markets, Travel Retail, and Latin America.
During Q1, the Prestige fragrance category across North America and Europe continued to generate robust growth, rising high single digits versus last year and over 20% versus 2019 levels, led in particular by the U.S., Canada and Italy. At the same time, the global Travel Retail maintained strong double digit growth, fueled by both recovering travel and increasing beauty consumption. Coty's performance continued to be driven by strong results from Calvin Klein, Hugo Boss, Gucci Beauty, Burberry and Chloe. Encouragingly, recent innovations - including Gucci Flora Gorgeous Jasmine, Marc Jacobs Daisy Ever So Fresh, and Burberry Hero EDP - delivered very strong sell-out performance during the quarter. Prestige cosmetics consumption was impacted by the intermittent lockdowns in China. During the quarter, Coty's overall Prestige sell-out grew in the low double digits, exceeding the high single digit LFL revenue growth which was constrained by the impact from the Russia exit, the elevated growth comparisons in the prior year due to innovation pipefill, as well as industry-wide component constraints in fragrances.
The Prestige segment generated a reported operating income of $170.3 million in 1Q23, compared to $132.1 million in the prior year. The 1Q23 adjusted operating income was $207.3 million, up from an adjusted operating income of $177.0 million in the prior year, driven by strong gross margin improvement. Adjusted EBITDA for the Prestige segment rose to $234.9 million from $215.0 million in the prior year, with a margin of 27.2%, up 250 bps YoY.

Consumer Beauty
In 1Q23, Consumer Beauty net revenues of $526.6 million, or 38% of Coty sales, increased by 5% as reported versus the prior year. On a LFL basis, Consumer Beauty net revenues rose 12%, with strong performance across color cosmetics, mass fragrances, body care, and skincare. Encouragingly, all regions generated LFL growth in the quarter.
During the quarter, the total Coty Consumer Beauty business continued to gain market share globally for the last 10 consecutive months, fueled by momentum in Rimmel, Max Factor, Monange, and Bruno Banani. While revenue growth in cosmetics and mass fragrances was broadly in-line to ahead of sell-out, the division was boosted by a strong launch pipeline and brand initiatives in its bodycare business, including adidas' Skin & Mind premium and sustainable bodycare range, Monange's silicone-free deodorant, and Bozzano's clinical range.
The Consumer Beauty reported operating income was $32.0 million in 1Q23, an increase from $11.4 million in the prior year. The 1Q23 adjusted operating income of $42.3 million increased from adjusted operating income of $23.5 million in the prior year. During the quarter, adjusted EBITDA increased to $73.0 million from $63.5 million in the prior year, with a margin of 13.9%, up 120 bps YoY.

First Quarter Fiscal 2023 Business Review by Region*

Americas
•In 1Q23, Americas net revenues of $607.6 million, or 44% of Coty sales, increased 4% as reported and 5% LFL. This was driven by growth of both Prestige and Consumer Beauty. The Prestige performance was fueled by particularly strong growth throughout most Latin American markets, with the U.S. Prestige business lapping very tough comparisons in the year-ago period. Meanwhile, in Consumer Beauty, nearly every region delivered growth. The overall performance was also supported by strong innovation performance during the quarter including Gucci Flora Gorgeous Jasmine, Marc Jacobs Daisy Ever So Fresh, and Burberry Hero EDP on the Prestige side, and CoverGirl Exhibitionist Stretch & Strengthen mascara in Consumer Beauty.

EMEA
•In 1Q23, EMEA net revenues of $609.3 million, or 44% of Coty sales, decreased 3% as reported driven by FX, but grew 11% LFL. The exit from Russia negatively impacted LFL sales by 600 bps. The performance was driven by strong increases in both Prestige and Consumer Beauty, as markets continued to benefit from the post-COVID re-opening.

Asia Pacific
•In 1Q23, Asia Pacific net revenues of $173.1 million, or 12% of Coty sales, increased 6% as reported and 12% LFL. Both Prestige and Consumer Beauty delivered solid growth. Encouragingly, nearly all markets delivered double-digit growth during the quarter. Although China sales increased during Q1, performance continued to be impacted by COVID-related restrictions.

Noteworthy Company Developments

Other noteworthy company developments include:

•On September 21, Coty provided a comprehensive update on its Skincare strategy, one of its six strategic pillars. The company detailed its distinct and superior skincare intellectual property, upcoming operational and portfolio milestones, early evidence of success, and financial goals through FY25 and beyond, including its goal to double skincare sales by FY25.
•On September 26, Coty announced the expansion of its partnership with Cruelty Free International, the leading global organization working to end animal testing. Coty powerhouse brands Rimmel, Manhattan, and Risque are now approved under the Cruelty Free International Leaping Bunny Program.
•On October 6, Coty unveiled its new corporate identity, centered around the value of fearless kindness. Coty also announced its new company purpose: together, we unleash every vision of beauty.

Conference Call
Coty Inc. will issue pre-recorded remarks at approximately 7:20 AM (ET) today, November 8, 2022 and will hold a live question and answer session beginning at 8:15 AM (ET). The pre-recorded remarks and live question and answer session will be available at http://investors.coty.com. The dial-in number for the live question and answer session is (800) 343-4849 in the U.S. or (785) 424-1699 internationally (conference passcode number: COTY1Q23).

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495 /
Antonia_Werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in more than 130 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to making a positive impact on the planet. Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, the Company’s comprehensive transformation agenda (the “Transformation Plan”), strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the wind down of the Company’s operations in Russia (including timing and expected impact), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, strategic transactions (including their expected timing and impact), expectations and/or plans with respect to joint ventures (including Wella and the timing and size of any related distribution or return of capital), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock), investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), synergies, savings, performance, cost, timing and integration of acquisitions, including the strategic partnerships with Kylie Jenner and Kim Kardashian West, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s Transformation Plan (including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions and supply chain changes), expected impact, cost, timing and implementation of e-commerce and digital initiatives, the impact, cost, timing and implementation of sustainability initiatives (including progress, plans and goals), the impact of COVID-19, the expected impact of geopolitical risks including the ongoing war in Ukraine on our business operations, sales outlook and strategy, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of COVID-19 and/or the war in Ukraine) and expectations regarding future service levels, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:

•the Company’s ability to successfully implement its transformation agenda and compete effectively in the beauty industry, achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement its strategic priorities (including stabilizing its consumer beauty brands through leading innovation and improved execution, accelerating its prestige fragrance brands and ongoing expansion into prestige cosmetics, building a comprehensive skincare portfolio, enhancing its e-commerce and direct-to-consumer capabilities, and expanding its presence in China through prestige products and select consumer beauty brands, and establishing Coty as an industry leader in sustainability) in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty businesses, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media);
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, the fair value of the equity investment, and the fair value of acquired assets and liabilities associated with acquisitions;
•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's response to COVID-19, the Company's transformation agenda, its global business strategies, the integration of the strategic partnerships with Kylie Jenner and Kim Kardashian West, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;

•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and avoid future supply chain and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy or, if the Company's Board declares dividends on the Company's common stock, the Company’s stock dividend reinvestment program;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the strategic partnerships with Kylie Jenner and Kim Kardashian, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration),ability to protect trademarks and brand names, litigation or investigations by governmental authorities, and changes in law, regulations and policies that affect KKW Holdings, LLC’s (“KKW Holdings”) business or products, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to KKW Holdings’ business model, revenue, sales force or business;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty businesses or new products related to Orveda;
•changes in the demand for the Company’s products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of the war in Ukraine and any related escalation or expansion thereof, Brexit (and related business or market disruption), recent elections in Brazil, the current U.S. administration and mid-term elections, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European

Union and Asia and in other regions where the Company operates; recent and future changes in sanctions regulations including in connection with the war in Ukraine and any escalation or expansion thereof;
•currency exchange rate volatility and currency devaluation and/or inflation;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to the Company's joint ventures or strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, the widespread distribution of effective vaccines, related impact on the Company's ability to meet customer needs and on the ability of third parties on which the Company relies, including its suppliers, customers, contract manufacturers, distributors, contractors, commercial banks and joint-venture partners, to meet their obligations to the Company, in particular collections from customers, and the ability to successfully implement measures to respond to such impacts;
•disruptions in the availability and distribution of raw materials and components needed to manufacture the Company's products;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events, the outbreak of war or hostilities (including the war in Ukraine and any escalation or expansion thereof), impact of global supply chain challenges, and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•the Company's ability to adapt its business to address climate change concerns and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), and the impact of such measures on its costs, business operations and strategy;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working in response to COVID-19, and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and similar state laws, the Brazil General Data Protection Law, and the China Data Security and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company's ability to attract and retain key personnel and the impact of senior management transitions and organizational structure changes;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Company's transformation agenda on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with Cottage Holdco B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliate KKR Bidco is an investor in the Wella Business, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and

•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) the divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues, EBITDA, and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted” (collectively the Adjusted Performance Measures). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Adjusted operating income/Adjusted EBITDA from continuing operations excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we exclude the adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and exclude divestitures, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense and deemed preferred stock dividends, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company has excluded acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company has excluded the costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company's ability to utilize existing assets and estimate their long-term value. Furthermore, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of operating performance.
•Asset impairment charges: The Company has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Costs related to market exit: The Company has excluded the impact of direct incremental costs related to our decision to wind down our business operations in Russia. We believe that these direct and incremental costs are inconsistent and infrequent in nature. Consequently, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Gains on sale of real estate: The Company has excluded the impact of Gains on sale of real estate as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.
•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: The Company has excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded the change in fair value of the investment in Wella, as our management believes these unrealized (gains) and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. We have excluded the gain on the exchange of Series B Preferred Stock. Such transactions do not reflect our operating results and we have excluded the impact as our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.

•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant noncontrolling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities.
•Deemed Preferred Stock Dividends: The Company has excluded preferred stock deemed dividends related to the First Exchange and the Second Exchange from our calculation of adjusted net income attributable to Coty Inc. These deemed dividends are non-monetary in nature, the transactions were entered into to simplify our capital structure and do not reflect our underlying ongoing business. Management believes that this adjustment helps investors and others compare and analyze our performance from period to period.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt and Economic Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents, and Economic Net Debt is defined as total debt less cash and cash equivalents less the value of the Wella Stake. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt and Economic Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES(a)

RESULTS AT A GLANCE

	Three Months Ended September 30, 2022
(in millions, except per share data)		Change YoY
COTY, INC.		Reported Basis	(LFL)
Net revenues	$1,390.0	1%	9%
Operating income - reported	171.9	>100%
Operating income - adjusted*	249.6	24%
EBITDA - adjusted	307.9	11%
Net income attributable to common shareholders - reported**	125.3	22%
Net income attributable to common shareholders - adjusted* **	92.7	47%
EPS attributable to common shareholders (diluted) - reported	$0.15	15%
EPS attributable to common shareholders (diluted) - adjusted*	$0.11	38%

*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” "immediate liquidity," “financial net debt,” and "economic net debt" are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Continuing Operations and Coty Inc. are net of the Convertible Series B Preferred Stock dividends.

FIRST QUARTER BY SEGMENT (CONTINUING OPERATIONS)

	Three Months Ended September 30,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2022	2021	Reported Basis	LFL	2022	Change	Margin	2022	Change	Margin
Prestige	$863.4	$870.7	(1%)	7%	$170.3	29%	20%	$207.3	17%	24%
Consumer Beauty	526.6	501.0	5%	12%	32.0	>100%	6%	42.3	80%	8%
Corporate	—	—	N/A	N/A	(30.4)	76%	N/A	—	N/A	N/A
Total	$1,390.0	$1,371.7	1%	9%	$171.9	>100%	12%	$249.6	25%	18%

	Adjusted EBITDA
	Three Months Ended September 30,
(in millions)	2022	2021
Prestige	$234.9	$215.0
Consumer Beauty	73.0	63.5
Corporate	—	—
Total	$307.9	$278.5

FIRST QUARTER FISCAL 2023 BY REGION

Continuing Operations

	Three Months Ended September 30,
	Net Revenues		Change
(in millions)	2022	2021	Reported Basis	LFL
Americas	$607.6	$581.5	4%	5%
EMEA	609.3	627.1	(3)%	11%
Asia Pacific	173.1	163.1	6%	12%
Total	$1,390.0	$1,371.7	1%	9%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
(in millions, except per share data)	2022	2021
Net revenues	$1,390.0	$1,371.7
Cost of sales	501.3	504.8
as % of Net revenues	36.1%	36.8%
Gross profit	888.7	866.9
Gross margin	63.9%	63.2%

Selling, general and administrative expenses	670.7	776.3
as % of Net revenues	48.3%	56.6%
Amortization expense	47.3	57.0
Restructuring costs	(1.2)	12.4
Acquisition-and divestiture- related costs	—	4.0
Operating income	171.9	17.2
as % of Net revenues	12.4%	1.3%
Interest expense, net	65.9	59.8
Other income, net	(98.2)	(386.1)
Income from continuing operations before income taxes	204.2	343.5
as % of Net revenues	14.7%	25.0%
Provision for income taxes on continuing operations	69.7	114.6
Net income from continuing operations	134.5	228.9
as % of Net revenues	9.7%	16.7%
Net income	134.5	228.9
Net (loss) income attributable to noncontrolling interests	—	(0.5)
Net income attributable to redeemable noncontrolling interests	5.9	3.4
Net income attributable to Coty Inc.	$128.6	$226.0
Amounts attributable to Coty Inc.
Net income from continuing operations	$128.6	$226.0
Convertible Series B Preferred Stock dividends	(3.3)	(123.0)
Net income from continuing operations attributable to common stockholders	$125.3	$103.0
Net income attributable to common stockholders	$125.3	$103.0

Earnings per common share:
Basic for Continuing Operations	$0.15	$0.13
Diluted for Continuing Operations(a)	$0.15	$0.13
Basic for Coty Inc.	$0.15	$0.13
Diluted for Coty Inc.(a)	$0.15	$0.13
Weighted-average common shares outstanding:
Basic	842.0	777.6
Diluted(a)(b)	882.2	787.7

Depreciation - Continuing Operations	$59.2	$80.8
(a)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock, and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options and Series A Preferred Stock, restricted stock and RSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $3.3 and $123.0, and fair market value adjustments of $27.7 and $0.0, respectively, if dilutive, for the three months ended September 30, 2022 and 2021 on net income applicable to common stockholders during the period.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended September 30, 2022
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,390.0	$—	$1,390.0
Gross profit	888.7	2.7	891.4
Gross margin	63.9%		64.1%
Operating income	171.9	77.7	249.6
as % of Net revenues	12.4%		18.0%
Net income	125.3	(32.6)	92.7
as % of Net revenues	9.0%		6.7%
Adjusted EBITDA			307.9
as % of Net revenues			22.2%
EPS (diluted)	$0.15		$0.11

	Three Months Ended September 30, 2021
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,371.7	$—	$1,371.7
Gross profit	866.9	2.7	869.6
Gross margin	63.2%		63.4%
Operating income	17.2	183.3	200.5
as % of Net revenues	1.3%		14.6%
Net income	103.0	(39.9)	63.1
as % of Net revenues	7.5%		4.6%
Adjusted EBITDA			278.5
as % of Net revenues			20.3%
EPS (diluted)	$0.13		$0.08

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

CONTINUING OPERATIONS	Three Months Ended September 30,
(in millions)	2022	2021	Change
Reported Operating income	$171.9	$17.2	>100%
% of Net revenues	12.4%	1.3%
Amortization expense (a)	47.3	57.0	(17%)
Restructuring and other business realignment costs (b)	(0.8)	15.1	<(100%)
Stock-based compensation	31.1	108.2	(71%)
Acquisition- and divestiture-related costs (c)	—	4.0	(100%)
(Gain) on sale of real estate (d)	(1.0)	(1.0)	0%
Costs related to market exit	1.1	—	N/A
Total adjustments to reported operating income	77.7	183.3	(58%)
Adjusted Operating income	$249.6	$200.5	24%
% of Net revenues	18.0%	14.6%
Adjusted depreciation (e)	58.3	78.0	(25%)
Adjusted EBITDA	$307.9	$278.5	11%
% of Revenues	22.2%	20.3%

(a)In the three months ended September 30, 2022, amortization expense of $37.0 and $10.3 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended September 30, 2021, amortization expense of $44.9 and $12.1 was reported in the Prestige and Consumer Beauty segments, respectively.
(b)In the three months ended September 30, 2022, we incurred a credit in restructuring and other business structure realignment costs of $(0.8). We incurred a credit in restructuring costs of $(1.2) primarily related to the Transformation Plan due to change in estimate, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $0.4 primarily related to the Transformation Plan and certain other programs. This amount includes $(0.5) reported in Selling, general and administrative expenses, and $0.9 reported in Cost of sales in the Condensed Consolidated Statement of Operations. In the three months ended September 30, 2021, we incurred restructuring and other business structure realignment costs of $15.1. We incurred restructuring costs of $12.4 primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and credit in business structure realignment costs of $2.7 primarily related to the Transformation Plan and certain other programs. This amount includes nil reported in Selling, general and administrative expenses, and $2.7 reported in Cost of sales in the Condensed Consolidated Statement of Operations.
(c)In the three months ended September 30, 2022 and September 30, 2021, we incurred acquisition- and divestiture-related costs of nil and $4.0, respectively. In the three months ended September 30, 2021, these costs were primarily associated with the Wella Transaction.
(d)In the three months ended September 30, 2022 and September 30, 2021, we recognized gains of $1.0 related to sale of real estate.
(e)In the three months ended September 30, 2022, adjusted depreciation expense of $27.6 and $30.7 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended September 30, 2021, adjusted depreciation expense of $38.0 and $40.0 was reported in the Prestige and Consumer Beauty segments, respectively.

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR CONTINUING OPERATIONS

	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021
(in millions)	(Loss) income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	(Loss) income before income taxes	Provision for income taxes	Effective tax rate
Reported Income before income taxes - Continuing Operations	$204.2	$69.7	34.1%	$343.5	$114.6	33.4%
Adjustments to Reported Operating Income (a)	77.7			183.3
Change in fair value of investment in Wella Business (c)	(135.0)			(390.0)
Other adjustments (d)	0.2			0.2
Total Adjustments (b)	(57.1)	(26.2)		(206.5)	(74.8)
Adjusted Income before income taxes - Continuing Operations	$147.1	$43.5	29.6%	$137.0	$39.8	29.1%

The adjusted effective tax rate was 29.6% for the three months ended September 30, 2022 compared to 29.1% for the three months ended September 30, 2021. The differences were primarily due to the resolution of foreign uncertain tax positions in the prior period.
(a)See a description of adjustments under “Adjusted Operating Income (Loss) for Continuing Operations.”
(b)The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella.
(d)For the three months ended September 30, 2022 and three months ended September 30, 2021, this primarily represents adjustments for equity loss from KKW.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended September 30,
(in millions)	2022	2021	Change
Net income from Coty Inc., net of noncontrolling interests	$128.6	$226.0	(43%)
Convertible Series B Preferred Stock dividends (c)	(3.3)	(123.0)	97%
Reported Net income attributable to Coty Inc.	$125.3	$103.0	22%
% of Net revenues	9.0%	7.5%
Adjustments to Reported Operating income (a)	77.7	183.3	(58%)
Change in fair value of investment in Wella Business (d)	(135.0)	(390.0)	65%
Adjustments to other expense (e)	0.2	0.2	0%
Adjustments to noncontrolling interests (b)	(1.7)	(1.8)	6%
Change in tax provision due to adjustments to Reported Net income attributable to Coty Inc.	26.2	74.8	(65%)
Adjustment for deemed Series B Preferred Stock dividends related to the First and Second Exchanges (f)	—	93.6	(100%)
Adjusted Net income attributable to Coty Inc.	$92.7	$63.1	47%

Per Share Data
Adjusted weighted-average common shares
Basic	842.0	777.6
Diluted (c)	858.5	787.7
Adjusted Net income attributable to Coty Inc. per Common Share
Basic	$0.11	$0.08
Diluted (c)	$0.11	$0.08

(a)See a description of adjustments under “Adjusted Operating Income (loss) for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c) Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three months ended September 30, 2022, convertible Series B Preferred Stock (23.7 million weighted average dilutive shares were excluded) and the Forward Repurchase Contracts (3.1 million weighted average dilutive shares were excluded) were antidilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend ($3.3) and change in fair value ($27.7). For the three months ended September 30, 2021, the convertible Series B Preferred Stocked was antidilutive. Accordingly, we excluded the convertible series B Preferred Stock from the diluted shares and did not adjust the earnings for the related dividend.
(d)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended September 30, 2022 and 2021, this primarily represents the loss from equity investment in KKW.
(f)For the three months ended September 30, 2021, this adjustment represents the deemed dividend from the Exchange Agreement on September 30, 2021. The deemed dividend is the result of carrying the Convertible Series B Preferred Stock at fair value.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended September 30,
(in millions)	2022	2021
Net cash provided by operating activities	$163.2	$285.7
Capital expenditures	(75.0)	(45.0)
Free cash flow	$88.2	$240.7
RECONCILIATION OF TOTAL DEBT TO ECONOMIC NET DEBT

COTY INC.	As of
(in millions)	September 30, 2022
Total debt	$4,407.1
Less: Cash and cash equivalents	215.7
Financial Net debt	$4,191.4
Less: Value of Wella stake	965.0
Economic Net debt	$3,226.4
IMMEDIATE LIQUIDITY

COTY INC.	As of
(in millions)	September 30, 2022
Cash and cash equivalents	$215.7
Unutilized revolving credit facility	1,710.4
Immediate Liquidity	$1,926.1
RECONCILIATION OF ADJUSTED OPERATING INCOME TO ADJUSTED EBITDA

Twelve months ended
September 30, 2022
(in millions)	CONTINUING OPERATIONS
Adjusted operating income (a)	$664.6
Add: Adjusted depreciation(b)	270.1
Adjusted EBITDA	$934.7

(a)Adjusted operating income for the twelve months ended September 30, 2022 represents the summation of the adjusted operating income (loss) for continuing operations for each of the quarters ended December 31, 2021, March 31, 2022, June 30, 2022 and September 30, 2022. For a reconciliation of adjusted operating income (loss) to operating income (loss) for continuing operations for each of those periods, see the table entitled “Reconciliation of Reported Operating Income (loss) to Adjusted Operating Income for Continuing Operations” for each of those periods.
(b)Adjusted depreciation for the twelve months ended September 30, 2022 represents depreciation expense for continuing operations for the period, excluding accelerated depreciation.
FINANCIAL NET DEBT/ADJUSTED EBITDA

September 30, 2022
Financial Net Debt - Coty Inc.	$4,191.4
Adjusted EBITDA - Continuing operations	934.7
Financial Net Debt/Adjusted EBITDA	4.48

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended September 30, 2022 vs. Three Months Ended September 30, 2021 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures	LFL
Prestige	(1)%	7%	—%	7%
Consumer Beauty	5%	12%	—%	12%
Total Continuing Operations	1%	9%	—%	9%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2022	June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$215.7	$233.3
Restricted cash	35.4	30.5
Trade receivables, net	483.0	364.6
Inventories	676.4	661.5
Prepaid expenses and other current assets	419.5	392.0
Total current assets	1,830.0	1,681.9
Property and equipment, net	668.6	715.5
Goodwill	3,796.4	3,914.7
Other intangible assets, net	3,714.6	3,902.8
Equity investments	976.7	842.6
Operating lease right-of-use assets	299.6	320.9
Other noncurrent assets	662.0	737.7
TOTAL ASSETS	$11,947.9	$12,116.1

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,229.7	$1,268.3
Short-term debt and current portion of long-term debt	32.7	23.0
Other current liabilities	1,348.2	1,274.3
Total current liabilities	2,610.6	2,565.6
Long-term debt, net	4,312.8	4,409.1
Long-term operating lease liabilities	265.0	282.2
Other noncurrent liabilities	1,304.7	1,301.2
TOTAL LIABILITIES	8,493.1	8,558.1

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	142.4
REDEEMABLE NONCONTROLLING INTERESTS	69.3	69.8
Total Coty Inc. stockholders’ equity	3,051.8	3,154.5
Noncontrolling interests	191.3	191.3
Total equity	3,243.1	3,345.8
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$11,947.9	$12,116.1

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$134.5	228.9

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	106.6	137.8
Non-cash lease expense	16.0	18.2
Deferred income taxes	59.5	89.9
Provision (releases) for bad debts	(3.3)	1.9
Provision for pension and other post-employment benefits	2.3	4.1
Share-based compensation	31.1	108.2
Losses on disposals of long-term assets, net	2.4	3.3
Realized and unrealized gains from equity investments, net	(134.1)	(389.4)
Other	59.5	3.3
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(133.8)	(183.5)
Inventories	(42.1)	(24.4)
Prepaid expenses and other current assets	(58.4)	(2.6)
Accounts payable	50.6	82.9
Accrued expenses and other current liabilities	119.1	231.0
Operating lease liabilities	(18.0)	(20.4)
Other assets and liabilities, net	(28.7)	(3.5)
Net cash provided by operating activities	163.2	285.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(75.0)	(45.0)
Net cash used in investing activities	(75.0)	(45.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving loan facilities	220.7	285.3
Repayments of revolving loan facilities	(208.9)	(365.5)
Repayments of term loans and other long term debt	(5.6)	(6.0)
Dividend payment on Class A Common Stock	(3.6)	(4.3)
Net (repayments for) proceeds from foreign currency contracts	(89.5)	(11.0)
Purchase of remaining mandatorily redeemable noncontrolling interest	—	(7.1)
Payment of deferred financing fees	—	(10.4)
All other	(0.9)	(3.7)
Net cash provided by financing activities	(87.8)	(122.7)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(13.1)	(6.0)
NET (DECREASE)/INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(12.7)	112.0
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	263.8	310.4
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$251.1	$422.4